Exhibit 99.1

Contacts: Monique Greer 720-540-5268 mgreer@allos.com	Madeline Malia 609-454-0325 mmalia@allos.com

Allos Therapeutics’ Marketing Authorisation Application (MAA) for FOLOTYN® Accepted for Review by European Medicines Agency (EMA)

WESTMINSTER, Colo., December 21, 2010 — Allos Therapeutics, Inc. (Nasdaq: ALTH) announced today that the Company’s Marketing Authorisation Application (MAA), seeking approval of FOLOTYN® (pralatrexate injection) for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma (PTCL), has been accepted by the European Medicines Agency (EMA).  Acceptance of the MAA by the EMA indicates that the application is complete and initiates the EMA’s regulatory review process.  The MAA is based on clinical data from the Company’s pivotal Phase 2 trial known as PROPEL (Pralatrexate in patients with Relapsed Or refractory PEripheral T-cell Lymphoma).

“We are pleased to have achieved this important corporate milestone,” said Paul Berns, president and chief executive officer at Allos Therapeutics.  “There are currently no agents approved by the EMA for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma, which demonstrates the clear high unmet need for new therapies to treat patients with this devastating disease.  We intend to enter into a strategic partnership for the continued development and potential future commercialization of FOLOTYN in Europe.”

Pralatrexate has orphan medicinal product designation in Europe for the treatment of PTCL (nodal, other extranodal, and leukaemic/disseminated).  In the European Union (E.U.), orphan medicinal product designation is conferred upon investigational products for diseases that affect fewer than five in 10,000 patients.  Products with orphan designation that are the first to be approved for a specific indication, and continue to meet the requirements for orphan designation, receive ten years of market exclusivity in the E.U.

The U.S. Food and Drug Administration (FDA) granted accelerated approval for FOLOTYN in September 2009 for use as a single agent for the treatment of patients with relapsed or refractory PTCL.

About Peripheral T-Cell Lymphoma

T-cell lymphomas comprise a biologically diverse group of blood cancers that account for approximately 10% to 15% of all cases of non-Hodgkin lymphoma (NHL).(1)-(3)  The Company estimates the incidence of newly diagnosed PTCL in the top five European markets in 2010 to be approximately 6,000-7,000 patients, with an estimated 4,500-6,000 second-line PTCL patients.  The outcome of patients with PTCL is poor and the majority of patients ultimately have refractory disease to a variety of agents, including multi-agent chemotherapy with CHOP (cyclophosphamide, doxorubicin, vincristine, and prednisone) or CHOP-like regimens.  The 5-year overall survival rate in these patients is 25% to 40%, depending on sub-type.(4)-(5)

About FOLOTYN

FOLOTYN, a folate analogue metabolic inhibitor, was discovered by Sloan-Kettering Institute for Cancer Research, SRI International and Southern Research Institute and developed by Allos Therapeutics. In September 2009, the FDA granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory PTCL.  This indication is based on overall response rate.  Clinical benefit such as improvement in progression-free survival or overall survival has not been demonstrated.  FOLOTYN has been available to patients in the U.S. since October 2009.

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. Allos is currently focused on the development and commercialization of FOLOTYN® (pralatrexate injection), a folate analogue metabolic inhibitor.  FOLOTYN is the first and only drug approved in the U.S. for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma. Allos is also developing FOLOTYN in other hematologic malignancies and solid tumors. Allos retains exclusive worldwide rights to FOLOTYN for all indications. Allos is headquartered in Westminster, CO.  For additional information, please visit www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements regarding the potential for FOLOTYN to be first agent approved by the EMA for the treatment of patients with relapsed or refractory PTCL; the Company’s intent to enter into a strategic partnership for the continued development and potential future commercialization of FOLOTYN in Europe; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking.  Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Important factors that may cause actual results to differ materially include, but are not limited to, that the design of and data collected from the PROPEL trial may not be adequate to demonstrate the safety and efficacy of FOLOTYN for the treatment of patients with relapsed or refractory PTCL, or otherwise be sufficient to support EMA approval; that the EMA may disagree with the Company’s interpretations of data from preclinical studies and clinical trials involving FOLOTYN, including the PROPEL trial, or otherwise determine such data are not sufficient to support approval; and that the Company may be unable to negotiate a strategic partnership for the continued development and potential future commercialization of FOLOTYN in Europe on acceptable terms, or at all. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo and FOLOTYN name are trademarks of Allos Therapeutics, Inc.

Source: Allos Therapeutics, Inc.

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References:

(1)          The Non-Hodgkin’s Lymphoma Classification Project. A clinical evaluation of the International Lymphoma Study Group classification of non-Hodgkin’s lymphoma. Blood. 1997;89(11):3909-3908.

(2)          Hennessy BT, Hanrahan EO, Daly PA. Non-Hodgkin lymphoma: an update [review]. Lancet Oncol. 2004;5(6):341-353.

(3)          O’Leary HM, Savage KJ. Novel therapies in peripheral T-cell lymphomas [review]. Curr Oncol Rep. 2008;134(5):202-207.

(4)          Savage KJ, Chhanabhai M, Gascoyne RD, et al. Characterization of peripheral T-cell lymphomas in a single North American institution by the WHO classification. Ann Oncol 2004;15(10):1467-75.

(5)          Savage KJ. Peripheral T-cell Lymphomas. Blood Rev. 2007; 21:201-216.